AMENDED AND RESTATED
                          MASTER GUARANTY
     THIS AMENDED AND RESTATED MASTER GUARANTY ("Guaranty") dated as of June 20, 2000, is executed and delivered by NPC RESTAURANTS HOLDINGS, INC., NATIONAL CATERING COMPANY, INC., NPC RESTAURANTS, LP, NPC INTERNATIONAL, INC., SEATTLE RESTAURANT EQUIPMENT COMPANY, INC. and EACH OF THE PERSONS WHICH MAY BECOME A PARTY HERETO (individually, a "Guarantor" and, collectively, the "Guarantors"), to CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, a national banking association, ACTING AS ADMINISTRATIVE AGENT FOR THE RATABLE BENEFIT OF THE BANKS (in such capacity, together with its successors in such capacity, the "Agent").
                            ARTICLE 1.
     Section 1.1 Definitions. As used in this Guaranty, these terms shall have these respective meanings:
          Banks means the financial institutions which are now or hereafter become parties to the Credit Agreement.
          Company means NPC Management, Inc., a Delaware corporation, and its successors, assigns, trustees and receivers.
          Credit Agreement means the Second Amended and Restated Revolving Credit Agreement of even date herewith, among Company, Agent, Documentation Agent, Syndication Agent and the Banks, as amended, modified, restated and supplemented from time to time.
          Debt means the sum of all Indebtedness of the Company or any Obligor at any time evidenced by or arising pursuant to any and all of the Notes, reimbursement obligations, or the Letter of Credit Applications, and all other obligations and Indebtedness of the Company or any Obligor at any time incurred under or arising pursuant to or in connection with the Credit Agreement or any of the Loan Documents. The Debt includes interest and other obligations accruing or arising in connection with the foregoing after (a) commencement of any case under any bankruptcy or similar laws by or against any Obligor or (b) the obligations of any Obligor shall cease to exist by operation of law or for any other reason. The Debt also includes all reasonable attorneys' fees and any other expenses incurred by Agent or any Bank in negotiating, monitoring or enforcing the Loans, the Notes, the Letter of Credit Applications, the reimbursement obligations under the Letters of Credit, or any of the Loan Documents or defending against any claims made by Persons other than the Banks or the Agent, arising directly or indirectly in respect of or on account of any of the Debt.
          Dollars and $ means lawful money of the United States of
     America.
          Guaranteed Debt means, as to any Guarantor, the Maximum Amount, less the amounts, if any, of payments of the Guaranteed Debt made by such Guarantor and clearly identified as such in a notice accepted in writing by Agent confirming the payment and reduction of the Guaranteed Debt as to such Guarantor.
          Guarantor's Net Worth means, as to any Guarantor, (a) the fair value of the Property of such Guarantor from time to time (taking into consideration the value, if any, of rights of subrogation, contribution and indemnity), minus (b) the total liabilities of such Guarantor (including contingent liabilities [discounted in appropriate instances], but excluding liabilities of such Guarantor under this Guaranty and the other Loan Documents executed by such Guarantor) from time to time. It is agreed that a Guarantor's Net Worth may fluctuate from time to time after the date hereof as it is determined on each Determination Date (as defined in the definition of "Maximum Amount").
          Joinder Agreement means each Joinder Agreement from time to time executed and delivered to Agent by a Subsidiary of NPCI, pursuant to the terms of the Credit Agreement, for the purpose, among others, of becoming an additional Guarantor hereunder, substantially in the form of Exhibit A attached hereto.
          Maximum Amount means, with respect to any Guarantor, the greater of (i) all proceeds (without duplication) of the Debt directly or indirectly (by intercompany loan, advance, capital contribution, such Guarantor's ownership interest in any Person receiving the proceeds of the Debt, or otherwise) advanced to or for the account of, or used by or for the benefit of, such Guarantor (which, in the case of NPCI, shall mean 100% of the Debt); (ii) ninety-five percent (95%) of Guarantor's Net Worth from time to time; or (iii) the amount that in a legal proceeding brought within the applicable limitations period is determined by the final, nonappealable order of a court having jurisdiction over the issue and the applicable parties to be the amount of value given by Agent and Banks, or received by such Guarantor, in exchange for the obligations of Guarantor under this Guaranty. If on the date of any Loan made after the date hereof (any such date being herein called a "Determination Date"), ninety-five percent (95%) of such Guarantor's Net Worth is greater than either of the amounts described in clauses (i) and (iii) above, the Maximum Amount shall be deemed to have increased through and as of such Determination Date to ninety-five percent (95%) of such Guarantor's Net Worth as determined on such
     Determination Date (and the Guaranteed Debt as to such Guarantor shall have correspondingly increased), without further action by or agreement between Agent and such Guarantor, and any subsequent reduction or diminution of such Guarantor's Net Worth after such Determination Date will not reduce the Guaranteed Debt as to such Guarantor. Notwithstanding anything to the contrary contained in this definition of "Maximum Amount" or in any other provision of this Guaranty, "Maximum Amount" shall never be less than the amount referred to in clause (i) above.
          Obligor means any person or entity now or hereafter primarily or secondarily obligated to pay all or any part of the Debt, including Company and each Guarantor.
Unless redefined in this Guaranty, capitalized terms used in this Guaranty have the respective meanings ascribed to them in the Credit Agreement.
                            ARTICLE 2.
     Section 2.1 Execution of Loan Documents. Company and each Guarantor has executed and delivered the Loan Documents to which it is a party.
     Section 2.2 Consideration. In consideration of the credit and financial accommodations contemplated to be extended to Company by the Banks pursuant to the Loan Documents or otherwise, which each Guarantor has determined will substantially benefit it directly or indirectly, and for other good and valuable consideration, the receipt and sufficiency of which each Guarantor hereby acknowledges, each Guarantor executes and delivers this Guaranty to Agent with the intention of being presently and legally bound by its terms.
                            ARTICLE 3.
     Section 3.1 Payment Guaranty. Guarantors, as primary obligors and not as sureties, unconditionally, jointly and severally, guarantee to Agent for the benefit of the Banks the full, prompt and punctual payment of the Debt when due (whether at its stated maturity, by acceleration or otherwise) in accordance with the Loan Documents, to the extent set forth herein. This Guaranty is irrevocable, unconditional and absolute, and if for any reason all or any portion of the Debt shall not be paid when due, Guarantors, jointly and severally, will immediately pay the Debt to Agent or other Person entitled to it, in Dollars, regardless of (a) any defense, right of set-off or counterclaim which any Obligor may have or assert, (b) whether Agent or any other Person shall have taken any steps to enforce any rights against any Obligor or any other Person to collect any of the Debt and (c) any other circumstance, condition or contingency. Notwithstanding any provision of this Guaranty or any other Loan Document to the contrary, to the extent that in a legal proceeding brought within the applicable limitations period it is determined by the final, nonappealable order of a court having jurisdiction over the issue and the applicable parties that any Guarantor received less than a reasonably equivalent value in exchange for such Guarantor's incurrence of its obligations under this Guaranty, then and only then the total liability of such Guarantor under this Guaranty shall be limited to the Guaranteed Debt applicable to such Guarantor. Agent shall have the right to determine and designate from time to time, without notice or assent of such Guarantor, which portions of the Debt shall be deemed included in the Guaranteed Debt. Each Guarantor acknowledges that such determination and designation shall be conclusive, absent manifest error. This Guaranty shall not fail or be ineffective or invalid or be considered too indefinite or contingent with respect to any Guarantor because the Guaranteed Debt applicable to such Guarantor may fluctuate from time to time or for any other reason.
     Section 3.2 Application of Payments or Prepayments. The parties hereto agree that any payment or prepayment by Company or any other Person against the Debt (other than payments made by a Guarantor in accordance with the procedures described in the definition of "Guaranteed Debt" herein and then only with respect to such Guarantor's liability hereunder) shall be deemed paid first against that portion of the Debt not included in "Guaranteed Debt" or determined for any reason not to be a part of "Guaranteed Debt," and then shall be paid against any portion of the Debt that is Guaranteed Debt, in such order and manner as Agent shall determine in its sole discretion.
     Section 3.3 Obligations Not Affected. Guarantors' covenants, agreements and obligations under this Guaranty shall in no way be released, diminished, reduced, impaired or otherwise affected by reason of the happening from time to time of any of the following things, for any reason, whether by voluntary act, operation of law or order of any competent governmental authority and whether or not Guarantors are given any notice or are asked for or give any further consent (all requirements for which, however arising, each Guarantor hereby WAIVES to the fullest extent permitted by applicable law):
          (1) release or waiver of any obligation or duty to perform or observe any express or implied agreement, covenant, term or condition imposed in any of the Loan Documents or by applicable law on any Obligor or any party to the Loan Documents;
          (2) extension of the time for payment of any part of the Debt or any other sums payable under the Loan Documents, extension of the time for performance of any other obligation under or arising out of or in connection with the Loan
     Documents or change in the manner, place or other terms of such payment or performance;
          (3)  settlement or compromise of any or all of the Debt;
          (4) renewal, supplementing, modification, rearrangement, amendment, restatement, replacement, cancellation, rescission, revocation or reinstatement (whether or not material) of any part of any of the Loan Documents or any obligations under the Loan Documents of any Obligor or any other party to the Loan Documents (without limitation on the number of times any of the foregoing may occur);
          (5) acceleration of the time for payment or performance of any Debt or other obligation under any of the Loan Documents or exercise of any other right, privilege or remedy under or in regard to any of the Loan Documents;
          (6) failure, omission, delay, neglect, refusal or lack of diligence by any Bank or Agent or any other Person to assert, enforce, give notice of intent to exercise--or any other notice with respect to--or exercise any right, privilege, power or remedy conferred on any Bank or Agent or any other Person in any of the Loan Documents or by law or action on the part of any Bank or Agent or any other Person granting indulgence, grace, adjustment, forbearance or extension of any kind to any Obligor or any other Person;
          (7) release, surrender, exchange, subordination or loss of any security or lien priority under any of the Loan Documents or in connection with the Debt;
          (8) release, modification or waiver of, or failure, omission, delay, neglect, refusal or lack of diligence to enforce, any guaranty, pledge, mortgage, deed of trust, security agreement, lien, charge, insurance agreement, bond, letter of credit or other security device, guaranty, surety or indemnity agreement whatsoever;
          (9) taking or acceptance of any other security or guaranty for the payment or performance of any or all of the Debt or the obligations of any Obligor;
          (10) release, modification or waiver of, or failure, omission, delay, neglect, refusal or lack of diligence to enforce, any right, benefit, privilege or interest under any contract or agreement, under which the rights of any Obligor have been collaterally or absolutely assigned, or in which a security interest has been granted, to any Bank or Agent as direct or indirect security for payment of the Debt or performance of any other obligations to--or at any time held by--any Bank or Agent;
          (11) voluntary or involuntary liquidation, dissolution, sale of any collateral, marshaling of assets and liabilities, change in corporate or organizational status, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt or other similar proceedings of or affecting any Obligor or any of the assets of any Obligor, even if any of the Debt is thereby rendered void, unenforceable or uncollectible against any other Person;
          (12) occurrence or discovery of any irregularity, invalidity or unenforceability of any of the Debt or Loan Documents or any defect or deficiency in any of the Debt or Loan Documents, including the unenforceability of any provisions of any of the Loan Documents because entering into any such Loan Document was ultra vires or because anyone who executed them exceeded their authority;
          (13) failure to acquire, protect or perfect any lien or security interest in any collateral intended to secure any part of the Debt or any other obligations under the Loan Documents or failure to maintain perfection;
          (14) failure by any Bank, Agent or any other Person to notify--or timely notify--any Guarantor of any default, event of default or similar event (however denominated) under any of the Loan Documents, any renewal, extension, supplementing, modification, rearrangement, amendment, restatement, replacement, cancellation, rescission, revocation or reinstatement (whether or not material) or assignment of any part of the Debt, release or exchange of any security, any other action taken or not taken by any Bank or Agent against any Obligor or any other Person or any direct or indirect security for any part of the Debt or other obligation of Company, any new agreement between any Bank or Agent and any Obligor or any other Person or any other event or circumstance. Except as required by applicable law, neither Agent nor any Bank has any duty or obligation to give any Guarantor any notice of any kind under any circumstances whatsoever with respect to or in connection with the Debt or the Loan Documents;
          (15) occurrence of any event or circumstances which might otherwise constitute a defense available to, or a discharge of, any Obligor, including failure of consideration, fraud by or affecting any Person, usury, forgery, breach of warranty, failure to satisfy any requirement of the statute of frauds, running of any statute of limitation, accord and satisfaction and any defense based on election of remedies of any type; and
          (16) receipt and/or application of any proceeds, credits or recoveries from any source, including any proceeds, credits, or amounts realized from exercise of any rights, remedies, powers or privileges of any Bank or Agent under the Loan Documents, by law or otherwise available to any Bank or Agent except only as and to the extent the same reduces the Guaranteed Debt pursuant to and in accordance with other express provisions of this Guaranty.
     Section 3.4 Waiver of Certain Rights and Notices. To the fullest extent permitted by applicable law, each Guarantor hereby WAIVES and RELEASES all right to require marshaling of assets and liabilities, sale in inverse order of alienation, notice of acceptance of this Guaranty and of any liability to which it applies or may apply, notice of the creation, accrual, renewal, increase, extension, modification, amendment or rearrangement of any part of the Debt, presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of intent to accelerate, notice of acceleration and all other notices and demands, collection, suit and the taking of any other action by any Bank or Agent.
     Section 3.5 Not a Collection Guaranty. This is an absolute guaranty of payment, and an absolute guaranty of performance of all of the obligations of the Obligors under the Loan Documents, and not of collection, and to the fullest extent not prohibited by applicable law, each Guarantor WAIVES any right to require that any action be brought against any Obligor or any other Person, or that any Bank or Agent be required to enforce, attempt to enforce or exhaust any rights, benefits or privileges of any Bank or Agent under any of the Loan Documents, by law or otherwise; provided that nothing herein shall be construed to prevent any Bank or Agent from exercising and enforcing at any time any right, benefit or privilege which any Bank or Agent may have under any Loan Document or by law from time to time, and at any time, and Guarantors agree that Guarantors' obligations hereunder are--and shall be--absolute, independent, unconditional, joint and several under any and all circumstances. Should any Bank or Agent seek to enforce Guarantors' obligations by action in any court, to the fullest extent not prohibited by applicable law, each Guarantor WAIVES any requirement, substantive or procedural, that (a) Agent pursue any foreclosure action, realize or attempt to realize on any security or preserve or enforce any deficiency claim against any Obligor or any other Person after any such realization, (b) a judgment first be sought or rendered against any Obligor or any other Person, (c) any Obligor or any other Person be joined in such action or (d) a separate action be brought against any Obligor or any other Person. Guarantors' obligations under this Guaranty are several from those of any other Obligor or any other Person, and are primary obligations concerning which Guarantors are the principal obligors. All waivers in this Guaranty or any of the Loan Documents shall be without prejudice to any Bank or Agent at its option to proceed against any Obligor or any other Person, whether by separate action or by joinder. Guarantors agree that this Guaranty shall not be discharged except by payment of the Debt in full, complete performance of all obligations of the Obligors under the Loan Documents and termination of each Bank's obligation--if any--to make any further advances under the Loan Documents or extend other financial accommodations to any Obligor.
     Section 3.6 Subrogation. Each Guarantor agrees that to the extent not prohibited by applicable law, it shall not be entitled to be subrogated to Agent's or any Bank's rights against any Obligor or any other Person or offset rights held by Agent or any Bank for payment of the Debt until final termination of this Guaranty.
     Section 3.7 Reliance on Guaranty. All extensions of credit and financial accommodations heretofore or hereafter made by any Bank or Agent under or in respect of the Credit Agreement, the Notes or any of the other Loan Documents shall be conclusively presumed to have been made in acceptance of this Guaranty. This Guaranty is in amendment and restatement of the Master Guaranty dated as of May 8, 1997.
     Section 3.8 Demands are Conclusive. Any demand by Agent under this Guaranty shall be conclusive, absent manifest error, as to the matters therein stated, including the amount due.
     Section 3.9 Joint and Several. If any Person makes any guaranty of any of the obligations guaranteed hereby or gives any security for them, Guarantors' obligations hereunder shall be joint and several with the obligations of such other Person pursuant to such agreement or other papers making the guaranty or giving the security.
     Section 3.10 Payments Returned. Guarantors agree that, if at any time all or any part of any payment previously applied by Agent to the Debt is or must be returned by any Bank or Agent--or recovered from any Bank or Agent--for any legally binding reason (including the order of any bankruptcy court), to the extent not prohibited by applicable law, this Guaranty shall automatically be reinstated to the same effect as if the prior application had not been made, and, in addition, each Guarantor hereby agrees, to the extent not prohibited by applicable law, to indemnify each Bank and Agent against, and to save and hold each Bank and Agent harmless from any required return by any Bank or Agent--or recovery from any Bank or Agent--of any such payment because of its being deemed preferential under applicable bankruptcy, receivership or insolvency laws, or for any other reason.
                            ARTICLE 4.
     Each Guarantor warrants and represents as follows:
     Section 4.1 Relationship to Company. The board of directors of each Guarantor has determined that it may reasonably expect to substantially benefit, directly or indirectly, from the extension of credit to or for the benefit of the Company or any other Guarantor pursuant to the Notes and the Loan Documents and, accordingly, the incurrence of its liability and obligations hereunder. The Company and each Guarantor are separate legal entities but are under common ownership control, conduct related businesses, enter into business and financial transactions with one another periodically, and, in general, have a commonality of interests. The maintenance and improvement of Company's financial condition is vital to sustaining its business and the transactions contemplated in the Credit Agreement produce distinct and identifiable financial and economic direct or indirect benefits to it. Such identifiable benefits include: (i) the availability to it of the benefit of Letters of Credit and the proceeds of the Loans on an as needed basis by way of intercompany loans and/or capital contributions for general corporate or other purposes and
(ii) the general improvement of its financial and economic condition. It has had full and complete access to the Loan Documents and all other papers executed by any Obligor or any other Person in connection with the Debt, has reviewed them and is fully aware of the meaning and effect of their contents. It is fully informed of all circumstances which bear upon the risks of executing this Guaranty and which a diligent inquiry would reveal. It has adequate means to obtain from Company on a continuing basis information concerning Company's financial condition, and is not depending on Agent or any Bank to provide such information, now or in the future. It agrees that neither Agent nor any Bank shall have an obligation to advise or notify it or to provide it with any such data or information. The execution and delivery of this Guaranty is not a condition precedent (and neither Agent nor any Bank has in any way implied that the execution of this Guaranty is a condition precedent), nor does it create an obligation or commitment, to Agent's or any Bank's making, extending or modifying any loan or any other financial accommodation to or for it. The Company and the Guarantors are and intend to remain separate legal entities and nothing in this Section 4.1 is intended or shall act to invalidate or impair the separate corporate or other organizational existence or status of the Company or any Guarantor.
     Section 4.2 Proceedings. No bankruptcy or insolvency proceedings are pending or contemplated by or against it.
                            ARTICLE 5.
     Section 5.1 Covenants for the Benefit of Agent. Guarantors, jointly and severally, covenant and agree that, until termination of the Credit Agreement in accordance with its terms, each Guarantor will promptly, after learning of any Unmatured Event of Default or Event of Default, notify Agent of it in writing, specifying its nature, the period of its existence and what action Guarantors are taking or propose to take with respect thereto.
                            ARTICLE 6.
     Section 6.1 Term. Subject to the automatic reinstatement provisions of Article 3 above, this Guaranty shall terminate and be of no further force or effect upon the termination of the Credit Agreement and the indefeasible payment of the Debt in full in cash.
                            ARTICLE 7.
     Section 7.1 Default. If any Event of Default occurs under the Credit Agreement, then that shall automatically constitute default under this Guaranty.
                            ARTICLE 8.
     Section 8.1 Binding on Successors; No Assignment by Guarantors. All guaranties, warranties, representations, covenants and agreements in this Guaranty shall bind the trustees, receivers, successors and assigns of each Guarantor and shall benefit the Banks and Agent, their respective successors and assigns, and any holder of any part of the Debt. No Guarantor shall assign or delegate any of its obligations under this Guaranty or any of the other Loan Documents without the express prior written consent of Agent.
     Section 8.2 Subordination of Company's Obligations to Guarantors. Each Guarantor agrees that if, for any reason whatsoever, Company now or hereafter owes any Indebtedness, directly or indirectly, to any Guarantor, or any Guarantor now or hereafter owes any Indebtedness, directly or indirectly, to any other Guarantor, all such Indebtedness, together with all interest thereon and fees and other charges in connection therewith, and all Liens securing any such Indebtedness shall at all times be second, subordinate and inferior in right of payment, in lien priority and in all other respects to the Debt and the fulfillment of any such indebted Guarantor's obligations hereunder or under any of the other Loan Documents and all Liens from time to time securing the Debt. The provisions of this Section are in addition to, and cumulative of, any other provisions contained in any other Loan Document or other document, instrument or writing.
     Section 8.3 Waiver of Suretyship Rights. By signing this Guaranty or executing a Joinder Agreement, each Guarantor, to the fullest extent not prohibited by applicable law, WAIVES each and every right to which it may be entitled by virtue of any suretyship law, including any rights it may have pursuant to Rule 31 of the Texas Rules of Civil Procedure, Section 17.001 of the Texas Civil Practice and Remedies Code and Chapter 34 of the Texas Business and Commerce Code, as the same may be amended from time to time.
     Section 8.4 Indemnification. To the fullest extent not prohibited by applicable law, Guarantors, jointly and severally, agree to indemnify, defend and hold each Bank and Agent and their respective shareholders, directors, officers, agents, attorneys, advisors and employees (collectively, the "Indemnified Parties") harmless from and against any and all loss, liability, obligation, damage, penalty, judgment, claim, deficiency, expense, action, suit, cost and disbursement of any kind or nature whatsoever (including interest, penalties, attorneys' fees and amounts paid in settlement) (the "Losses"), regardless of whether caused in whole or in part by the negligence of any of the Indemnified Parties, imposed on, incurred by or asserted against the Indemnified Parties growing out of or resulting from any Loan Document or any transaction or event contemplated therein, except to the extent determined by a final decision of a court of competent jurisdiction that such Loss was due to the gross negligence or willful misconduct of such Indemnified Party. Any amount to be paid under this Section by Guarantors to any Bank or Agent shall be a joint and several demand obligation owing by Guarantors and shall bear interest from the date of expenditure until  paid  at  the rate set forth in Section 6.1 of  the  Credit
Agreement.
     Section 8.5 Amendments in Writing. This Guaranty shall not be changed orally but shall be changed only by agreement in writing signed by each Guarantor and Agent. Any waiver or consent with respect to this Guaranty shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing between the parties, no usage of trade and no parole or extrinsic evidence of any nature shall be used to supplement  or  modify  any of the terms  or  provisions  of  this
Guaranty.
     Section 8.6 Notices. Any notices or other communications required or permitted to be given hereunder shall be given, made and received in the manner provided in Section 15.2 of the Credit Agreement; provided, that with respect to the Guarantors, any such notices or other communications shall be sent to them at the "Address for Notices" specified below their respective names on the signature pages hereof or on the signature pages of any Joinder Agreement or at such other address as shall be designated by such recipient in a notice to the other parties hereto given in accordance with Section 15.2 of the Credit Agreement.
     Section 8.7 Gender; "Including" is Not Limiting; Section Headings. The masculine and neuter genders used in this Guaranty each includes the masculine, feminine and neuter genders, and the singular number includes the plural where appropriate, and vice versa. Wherever the term "including" or a similar term is used in this Guaranty, it shall be read as if it were written "including by way of example only and without in any way limiting the generality of the clause or concept referred to." The headings used in this Guaranty are included for reference only and shall not be considered in interpreting, applying or enforcing this Guaranty.
     Section 8.8     Offset Rights.
          (1) Guarantors agree that, in addition to (and without limitation of) any right of set-off, bankers' lien or counterclaim a Bank may otherwise have, to the fullest extent not prohibited by applicable law, each Bank shall be entitled, at its option, upon the occurrence and during the continuance of an Event of Default to offset balances held by it for the account of any Guarantor at any of its offices, in Dollars or in any other currency, against any obligations of Guarantors hereunder or under any other Loan Document, which is not paid when due, in which case it shall promptly notify the affected Guarantor and Agent thereof, provided that such Bank's failure to give such notice shall not affect the validity thereof.
          (2) If a Bank shall obtain payment of any obligation then due hereunder or under any other Loan Document to such Bank, through the exercise of any right of set-off, banker's lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Banks participations in the Loans made, or reimbursement obligations or other obligations held, by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the obligations then due to each of them. To such end all the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
          (3) Guarantors agree, that any Bank so purchasing a participation in the Loans made, or reimbursement obligations or other obligations held, by other Banks may to the fullest extent it may effectively do so under applicable law, exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans and reimbursement obligations or other obligations in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness of Guarantors.
     Section 8.9 CHOICE OF LAW. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF TEXAS AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.
     Section 8.10 Survival. The representations, covenants and agreements set forth in this Guaranty shall continue and survive until final termination of this Guaranty.
     Section 8.11 Rights Cumulative; Delay Not Waiver. Any Bank's or Agent's exercise of any right, benefit or privilege under any of the Loan Documents or any other papers or at law or in equity shall not preclude the concurrent or subsequent exercise of any other present or future rights, benefits or privileges or any Bank or Agent. The remedies provided in this Guaranty are cumulative and not exclusive of any remedies provided by law, the Loan Documents or any other papers or in equity. No failure by any Bank or Agent to exercise, and no delay in exercising, any right under any Loan Document or any other papers shall operate as a waiver thereof.
     Section 8.12 Severability. If any provision of this Guaranty is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected thereby, and this Guaranty shall be liberally construed so as to carry out the intent of the parties to it. Each waiver in this Guaranty is subject to the overriding and controlling rule that it shall be effective only if and to the extent that (a) it is not prohibited by applicable law and (b) applicable law neither provides for nor allows any material sanctions to be imposed against any Bank or Agent for having bargained for and obtained it.
     Section 8.13 Entire Agreement. This Guaranty embodies the entire agreement and understanding between Guarantors and the Banks and Agent with respect to its subject matter and supersedes all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Guarantors acknowledge and agree that there is no oral agreement between any Guarantor and any Bank or Agent which has not been incorporated in this Guaranty.
     Section 8.14 Usury Not Intended; Savings Provisions. Notwithstanding any provision to the contrary contained in any Loan Document, it is expressly provided that in no case or event shall the aggregate of any amounts accrued or paid pursuant to this Guaranty which under applicable laws are or may be deemed to constitute interest ever exceed the maximum nonusurious interest rate permitted by applicable Texas or federal laws, whichever permit the higher rate. In this connection, each Guarantor and Agent on behalf of the Banks stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable usury laws. In furtherance thereof, none of the terms of this Guaranty shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the maximum rate permitted by applicable laws. Guarantors shall never be liable for interest in excess of the maximum rate permitted by applicable laws. If, for any reason whatever, such interest paid or received during the full term of the applicable indebtedness produces a rate which exceeds the maximum rate permitted by applicable laws, the Banks shall credit against the principal of such indebtedness (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid to produce a rate equal to the maximum rate permitted by applicable laws. All sums paid or agreed to be paid to the Banks for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the applicable indebtedness, so that the interest rate is uniform throughout the full term of such indebtedness. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between any Guarantor and Agent or any Bank.
                            ARTICLE 9.
     Section 9.1 It is contemplated by each Guarantor that additional Subsidiaries of NPCI may from time to time become a Guarantor hereunder (as required by the terms of the Credit Agreement) by their execution and delivery to Agent on behalf of the Banks of a Joinder Agreement. Each Guarantor agrees, consents and acknowledges that upon the execution and delivery to Agent by any such Subsidiary of a Joinder Agreement, such Subsidiary shall become a Guarantor hereunder for all purposes, jointly and severally liable hereunder as if such Subsidiary had originally been a party hereto, without notice to any Guarantor or any other Party.
     THIS GUARANTY is executed as of the date first above written.
                                   NPC RESTAURANTS HOLDINGS, INC.


                                   By:    /s/ Troy D. Cook
                                   Name:  Troy D. Cook
                                   Title: Senior V.P.

                                   NATIONAL CATERING COMPANY,
                                   INC.


                                   By:    /s/ Troy D. Cook
                                   Name:  Troy D. Cook
                                   Title: Senior V.P.

                                   NPC RESTAURANTS, LP

                                        By:  NPC INTERNATIONAL,
                                             INC., its general
                                             partner


                                        By:    /s/ Troy D. Cook
                                        Name:  Troy D. Cook
                                        Title: Senior V.P.

                                   NPC INTERNATIONAL, INC.


                                   By:    /s/ Troy D. Cook
                                   Name:  Troy D. Cook
                                   Title: Senior V.P.

                                   SEATTLE RESTAURANT EQUIPMENT
                                     COMPANY, INC.


                                   By:    /s/ Troy D. Cook
                                   Name:  Troy D. Cook
                                   Title: Senior V.P.

ACKNOWLEDGED:

NPC MANAGEMENT, INC.


By:    /s/ Troy D. Cook
Name:  Troy D. Cook
Title: Senior V.P.

                         JOINDER AGREEMENT
     This JOINDER AGREEMENT (this "Joinder Agreement") is dated effective as of ________, 20___, and is executed and delivered by ___________________________________ (the "Joining Guarantor"), a
______________________, to CHASE BANK OF TEXAS, NATIONAL ASSOCIATION, a national banking association, AS ADMINISTRATIVE AGENT ON BEHALF OF BANKS (in such capacity, together with its successors in such capacity, the "Agent").
                       W I T N E S S E T H:
RECITALS:
     1. NPC Management, Inc., a Delaware corporation ("Company"), has entered into that certain Second Amended and Restated Revolving Credit Agreement dated as of June 20, 2000 (as amended, modified, restated and supplemented from time to time, the "Credit Agreement") with Agent and certain financial institutions which are signatories thereto or which may become a party thereto from time to time.
     2. Pursuant to the terms of the Credit Agreement, and as a condition (among others) for making the initial advance thereunder and issuing the initial Letter of Credit pursuant thereto, NPCI and certain Subsidiaries of NPCI executed and delivered to Agent an Amended and Restated Master Guaranty of even date with the Credit Agreement, pursuant to which, among other things, each of such Subsidiaries, jointly and severally, unconditionally guaranteed the payment of all of the Debt (subject to certain limitations, as provided therein). The Master Guaranty, as amended, modified, supplemented, joined in and restated from time to time, is herein called the "Guaranty." All Persons from time to time a party to the Guaranty (whether originally or by joinder) are herein collectively called the "Guarantors," and are each a "Guarantor," herein.
     3. Pursuant to the terms of the Credit Agreement, the Joining Guarantor is now required, among other things and subject to certain terms and conditions, to join in the execution and delivery to Agent on behalf of Banks of the Guaranty by its execution and delivery of this Joinder Agreement and otherwise by such action as Agent or any Bank may reasonably require.
     4. In order to comply with such requirement, the Joining Guarantor executes and delivers this Joinder Agreement.
AGREEMENTS:
     Now, in consideration of the credit and financial accommodations extended and to be extended to Company pursuant to the Credit Agreement and the other Loan Documents or otherwise, which Joining Guarantor hereby agrees have and shall continue to benefit Joining Guarantor and its shareholders as described in the Guaranty, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Joining Guarantor hereby agrees, assumes, ratifies, joins and acknowledges as follows:
     1. Assumption. Joining Guarantor hereby unconditionally, jointly and severally, assumes liability for all Guarantees, covenants, warranties, representations, indemnifications, obligations and other Indebtedness of Guarantors now existing or which may hereafter arise under the Guaranty and shall be liable therefor as though Joining Guarantor had originally been a party to the Guaranty. Without limitation of the foregoing, Joining
Guarantor, as a primary obligor and not as a surety, unconditionally, jointly and severally, guarantees unto Agent for the benefit of Banks the payment of the Debt when due (whether at the stated maturity, by acceleration or otherwise) in accordance with the terms of the Loan Documents. Notwithstanding the foregoing and the other provisions of this Joinder Agreement, to the extent that in a legal proceeding brought within the applicable limitations period it is determined by the final, non-appealable order of a court having jurisdiction over the issue and the applicable parties that Joining Guarantor received less than a reasonably equivalent value in exchange for such Joining Guarantor's incurrence of its obligations under the Guaranty, then and only then the liability of Joining Guarantor under the Guaranty shall be limited to the Guaranteed Debt applicable to such Joining Guarantor. Agent shall have the right to determine and designate from time to time, without notice or assent of Joining Guarantor, which portions of the Debt shall be deemed included in the Guaranteed Debt. Joining Guarantor acknowledges that such determination and designation shall be conclusive, absent manifest error. The Guaranty shall not fail or be ineffective or invalid or be considered too indefinite or contingent with respect to Joining Guarantor because the Guaranteed Debt applicable to Joining Guarantor may fluctuate from time to time or for any other reason. Any payment or prepayment by Company or any other Person against the Debt (other than payments made by a Guarantor in accordance with the procedures described in the definition of "Guaranteed Debt" in the Guaranty and then only with respect to such Guarantor's liability hereunder) shall be deemed paid first against that portion of the Debt not included in "Guaranteed Debt" or determined for any reason not to be a part of "Guaranteed Debt," and then shall be paid against any portion of the Debt that is Guaranteed Debt, in such order and manner as Agent shall determine in its sole discretion.
     2. Terms Ratified. Joining Guarantor hereby expressly joins under the Guaranty and ratifies all Guaranties, terms, covenants, representations, warranties, agreements, provisions, indemnifications, WAIVERS, RELEASES, restrictions, duties and responsibilities of Guarantors under the Guaranty and agrees that they shall apply to Joining Guarantor as if Joining Guarantor had executed the Guaranty and that any reference to "Guarantors" or a "Guarantor" contained in the Guaranty, the Credit Agreement or any other Loan Documents shall mean, without limitation, the Joining Guarantor.
     3. Representations. Joining Guarantor (a) confirms that it has received a copy of the Loan Documents, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement; (b) agrees that it will, independently and without reliance upon Agent or any Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (c) represents that the value of the consideration received and to be received by Joining Guarantor is reasonably worth at least as much as the liability and obligation of such Joining Guarantor hereunder, and that such liability and obligation may reasonably be expected to benefit Joining Guarantor directly or indirectly and (d) affirms and makes the representations provided in Section 4 of the Guaranty as if set forth herein. The Board of Directors of Joining Guarantor has duly adopted resolutions certifying that the execution, delivery and performance of this Joinder Agreement (and the effect thereof) will benefit Joining Guarantor and its shareholders.
     4. No Impairment. Nothing herein shall in any manner impair or extinguish the Guaranty or any of the other Loan Documents or any lien or security interest now or hereafter securing the payment of any of the Indebtedness arising pursuant to the Loan Documents.
     5. Conditions. This Joinder Agreement shall not become effective until the Joining Guarantor shall have delivered to Agent each of the following:
          5.1 a certificate of the Secretary or any Assistant Secretary of Joining Guarantor (or other officer or director of Joining Guarantor which is authorized in Joining Guarantors organizational documents to keep the minute book or similar record of Joining Guarantor), in form and substance satisfactory to the Banks, dated as of the date hereof, as to (i) the resolutions of the Board of Directors (or similar governing body) of the Joining Guarantor authorizing the execution, delivery and performance of this Joinder Agreement and of all instruments contemplated herein to be executed and delivered by Joining Guarantor in connection herewith (a copy of such resolutions to be incorporated into such certificate), such certificate to state that said copy is a true and correct copy of such resolutions and that such resolutions were duly adopted and have not been amended, superseded, revoked or modified in any respect and remain in full force and effect as of the date of such certificate; (ii) the election, incumbency and signatures of the officer or officers (or other official) of Joining Guarantor executing and delivering this Joinder Agreement and each other instrument or document furnished in connection herewith; (iii) Joining Guarantor's organizational documents in effect as of the date hereof (a copy thereof to be attached to the certificate), and (iv) such other
     documents  and  information  as  Agent  or  any  Bank   shall
     reasonably request; and
          5.2 a legal opinion from the legal counsel for Joining Guarantor acceptable to Agent in form and substance satisfactory to the Banks.
     6. Governing Law. Unless otherwise specified therein, this Joinder Agreement shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America.
     7. Survival; Parties Bound. All representations, warranties, covenants and agreements made by or on behalf of the Joining Guarantor in connection herewith shall survive the execution and delivery of this Joinder Agreement and the other Loan Documents, shall not be affected by any investigation made by any Person, and shall bind the Joining Guarantor and its successors,  trustees,  receivers and assigns  and  inure  to  the benefit of the successors and assigns of Agent and Banks. The term of this Joinder Agreement shall be until the termination of the Guaranty as to all Parties.
     8. Captions. The headings and captions appearing in this Joinder Agreement have been included solely for convenience and shall not be considered in construing this Joinder Agreement.
     9. Definitions. Terms used herein and not defined herein, but which are defined in the Credit Agreement or the Guaranty, shall have the meanings herein assigned to them in the Credit Agreement or the Guaranty, respectively.
     10. Parties Bound. This Joinder Agreement shall bind and benefit the parties hereto and their respective successors and assigns, except that Joining Guarantor and Company may not assign their rights or obligations hereunder without the prior written consent of Agent and Banks.
     11. Amendments, Etc, No amendment or waiver of any provision of this Joinder Agreement or any other Loan Document, nor any consent to any departure by the Joining Guarantor therefrom, shall in any event be effective unless the same shall be agreed or consented to by Agent, Banks and Joining Guarantor, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, unless otherwise specifically provided in the Credit Agreement.
     IN WITNESS WHEREOF, the Joining Guarantor has executed this Agreement as of the date set forth above.





                                   By:
                                   Name:
                                   Title:



ATTEST:



Name:
Title: